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                                                                    Exhibit 10.2
SIMON WORLDWIDE, INC.

August 28, 2001



(Director's Name and Address)




Dear ____________:

As you are aware, Simon Worldwide, Inc. (the "Company") is at a critical stage. McDonald's Corporation, the largest client of the Company's subsidiary, Simon Marketing, Inc., has notified Simon that McDonald's is terminating its relationship with Simon. In addition, due to potential conflicts of interests arising as a result of the actions by McDonald's, the Company's Chairman of the Board and an outside Director have resigned.

It is vital to the Company that it have available non-executive Directors with the experience and expertise of its present remaining non-executive Directors. Accordingly, to ensure that the Company has available to it your services as a Director, we have agreed that the Company will pay you a retention fee of $150,000, payable immediately. You have agreed to continue to serve as a Director of the Company for at least six months. If you resign as a Director before the end of the six-month period, you agree to refund to the Company the pro rata portion of the retention fee equal to the percentage of the six-month period you did not serve, unless you were asked to resign, the Company ceases to exist, or the Company fails to pay your compensation when due. In any of those events, no refund will be due.

The Company also confirms to you its policy of paying Directors a fee of $2,000 per regular or special meeting of the Board of Directors or a committee thereof, whether you attend the meeting in person or by telephone. The Company also agrees to pay to you immediately all amounts due you for fees earned to date in your capacity as a Director.
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August 29, 2001
Page 2



In addition, you may provide additional services to the Company, in your capacity as a Director, over and above participating in Board meetings. If you provide additional services, the Company will pay you an additional fee of $750.00 per hour, plus reimburse you for your out-of-pocket expenses. You will also be entitled to this additional fee and reimbursement of expenses for any additional services you performed since August 21, 2001. You will provide an invoice and back-up for the hours spent and expenses incurred.

If this letter accurately reflects our agreement, please execute the enclosed copy where indicated and return the executed copy to me.

Very truly yours,


SIMON WORLDWIDE, INC.

By:  _______________________
        Allan I. Brown



AGREED

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(Director's Signature)